UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 8, 2007 (August 8, 2007)

Anthracite Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (212) 810-3333

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On August 8, 2007, Anthracite Capital, Inc. (the ‘‘Company’’) issued a press release announcing its earnings for the quarterly period ended June 30, 2007, a copy of which it is furnishing under this Item 2.02 as Exhibit 99.1.

Item 8.01.    Other Events.

The Company reported the following results on August 8, 2007:

The Company today reported net income available to common stockholders for the second quarter of 2007 of $0.34 per share compared to $0.29 per share for the same three-month period in 2006. For the six months ended June 30, 2007, net income available to common stockholders was $0.76 per share, compared to net income available to common stockholders of $0.62 per share for the six months ended June 30, 2006. (All currency amounts discussed herein are in thousands, except share and per share amounts. All per share information is presented on a diluted basis.)

Based on the $0.30 per share dividend paid on July 31, 2007, and the August 7, 2007 closing price of $7.17, Anthracite’s annualized dividend yield is 16.7%.

Chris Milner, Chief Executive Officer of the Company, stated, ‘‘The recent turmoil in the credit markets is causing extreme volatility in the financial sector led by significant deterioration in the subprime residential mortgage market. As previously stated, Anthracite has not invested any of its capital in the subprime or Alt-A segments of the residential mortgage market. Given our focus on the commercial real estate sector and the substantial capital raised during the second quarter, our portfolio continues to be well positioned. In addition, the Company redeemed $25,000 of its investment in BlackRock Diamond creating further liquidity and monetizing its profits from that investment’’

Mr. Milner continued, ‘‘To date, credit performance of the Company’s investments remains consistent both with our expectations and with the broader commercial real estate finance industry experience; nevertheless, during the third quarter the capital markets are marking down the value of all credit sensitive securities regardless of performance. As a result, the Company has taken further steps to bolster its cash position. We have sold a portion of the high credit quality, liquid securities owned as part of our long-held strategy of supporting adequate cash balances. Additionally, the Company has requested the redemption of its remaining investment in BlackRock Diamond at its September 30, 2007 net asset value. We expect the proceeds of this redemption will be approximately $100 million and would be received in October 2007. We have earned much higher than expected returns from the Diamond investment and now believe that opportunities have become more attractive in commercial real estate debt. While the additional cash is not needed for liquidity purposes at this time, we believe having more cash on hand will provide an additional measure of balance sheet strength while also allowing Anthracite to make opportunistic investments in the commercial real estate markets.’’

Commercial Real Estate Investment Activity

During the second quarter of 2007, the Company purchased a total of $536,224 of commercial real estate assets, which included $401,850 of non-U.S. dollar denominated assets. Commercial real estate assets purchased consisted of $160,150 of commercial mortgage-backed securities (‘‘CMBS’’) and $376,074 of commercial real estate loans. The Company redeemed $25,000 of its $125,915 investment in BlackRock Diamond Property Fund, Inc. (‘‘BlackRock Diamond’’) based on the June 30, 2007 net asset value. The proceeds from this redemption were received in July 2007.

As previously mentioned, the Company sold a portion of its high credit quality, liquid securities subsequent to June 30, 2007. Due to higher Treasury rates since the time of purchase, these sales generated a loss, which for accounting purposes, will be reported in the statement of operations for the third quarter of 2007. In connection with the sale of the assets, the Company also closed out several interest rate swaps at a gain. The swaps were hedging portions of the Company’s floating-rate liabilities incurred to hold these assets. As such, gains may be recognized in the third quarter of 2007 or over the remaining life of the swap.

Capital Markets Activity

Short and Long-Term Liabilities:

During the second quarter of 2007, the Company issued €50,000 junior subordinated notes due in 2022. The notes bear interest at a rate equal to 3-month Euribor plus 2.6%. The notes can be redeemed in whole by the Company subject to certain provisions. The net proceeds from this issuance were used to provide currency-matched capital to fund the Company’s growing investment activity in the European markets.

During the second quarter of 2007, the Company issued $87,500 of senior unsecured notes due in 2017. The notes bear interest at a weighted average fixed rate of 7.925% until July 2012 and thereafter at a rate equal to 3-month Libor plus 2.55%. The senior unsecured notes can be redeemed in whole by the Company subject to certain provisions, which could include the payment of fees. The net proceeds of this transaction were used by the Company to finance its commercial real estate strategies.

During the second quarter of 2007, the Company issued an additional collateralized debt obligation bond, which had previously been retained, for $12,399, at a cost of funds equal to 7.89%.

On July 20, 2007, the Company entered into a $200,000 committed U.S. dollar facility with Bank of America, N.A. which matures in January 2009. Outstanding borrowings under this credit facility bear interest at a LIBOR based variable rate.

On July 20, 2007, the Company amended its $200,000 committed non-U.S. dollar credit facility with Morgan Stanley Mortgage Servicing, Inc. which matures in February 2008. The amendment increases the committed facility to $300,000. The amendment also allows for borrowings in Japanese Yen to fund the Company’s Yen asset acquisitions. Outstanding borrowings under this credit facility bear interest at a LIBOR based variable rate.

Equity Issuances:

On June 12, 2007, the Company completed a follow-on offering of 5,750,000 shares of its common stock, par value $0.001 per share, at a price of $11.75, which included a 15% option to purchase additional shares exercised by the underwriter. Net proceeds (after deducting underwriting fees and expenses) were approximately $64,033.

During the second quarter of 2007, the Company issued 53,689 shares of common stock under a sales agency agreement and its Dividend Reinvestment and Stock Purchase Plan. Net proceeds to the Company were approximately $631.

Richard Shea, President and Chief Operating Officer of the Company, stated, ‘‘During the second quarter, the Company issued over $165,000 of long-term debt and $65,000 of common equity. These transactions provided the Company with the liquidity needed to address the dislocation in the market and potentially to take advantage of opportunities. In addition, the majority of the Company’s assets are financed in match-funded collateralized debt obligations which are not subject to mark to market risk. Therefore, market repricing of these bonds cannot lead to margin calls and does not affect the Company’s cash position. As of June 30, 2007, less than 10% of the Company’s assets are CMBS that are not match-funded. This structure provides a significant amount of stability in a volatile market.’’

Second Quarter Financial Summary

•	Income from commercial real estate assets increased by $17,929, or 24.3%, from the quarter ended June 30, 2006 primarily due to continued portfolio growth.

•	Income from the Company’s investment in BlackRock Diamond was $8,430, consisting of $69 of current income and $8,361 of unrealized gains on the underlying portfolio assets. For the six months ended June 30, 2007, the Company recorded $14,400 of income, consisting of $282 of current income and $14,118 of unrealized gains on the underlying portfolio assets.

•	Book value per share decreased from $10.35 at December 31, 2006 to $10.14 at June 30, 2007.

•	The Company’s recourse debt-to-capital ratio increased to 1.8:1 at June 30, 2007 from 1.7:1 at December 31, 2006 due to additional borrowings under the Company’s committed facilities and the issuance of junior and senior unsecured notes. The Company’s overall debt-to-capital ratio decreased to 5.6:1 at June 30, 2007 from 6.4:1 at December 31, 2006. The decrease was primarily attributable to the issuance of the common and Series D preferred stock.

•	Weighted average cost of funds of 6.1% at June 30, 2007 is consistent with the same period in 2006.

•	Exposure to a 50 basis point move in short-term interest rates remains at less than $0.01 per share at June 30, 2007.

Commercial Real Estate Securities

During the second quarter of 2007, the Company purchased $160,150 of commercial real estate securities, including $151,694 of non-U.S. dollar denominated securities.

Commercial Real Estate Loans

During the second quarter of 2007, the Company purchased $376,074 of commercial real estate loans. These purchases were comprised of two U.S. dollar denominated commercial real estate loans with a total cost of $125,918 and a principal balance of $125,906, seven Euro denominated commercial real estate loans with a total cost of €149,214 ($200,917) and a principal balance totaling €151,200, and one British Pound Sterling denominated loan with a cost of £24,822 ($49,239) and a principal balance of £25,000. During the quarter ended June 30, 2007, the Company received repayments of commercial real estate loans in the aggregate amount of $146,657.

Also included in commercial real estate loans are the Company’s investments in Carbon Capital, Inc. (‘‘Carbon I’’) and Carbon Capital, II, Inc. (‘‘Carbon II’’, and collectively with Carbon I, the ‘‘Carbon Capital Funds’’). For the quarters ended June 30, 2007 and 2006, the Company recorded income from the Carbon Capital Funds of $3,983 and $3,519, respectively. Carbon II increased its investment in U.S. commercial real estate loans by originating seven loans for a total investment of $139,200 and a commercial real estate security for $25,000 during the second quarter of 2007. Paydowns in the Carbon Capital Funds during the quarter totaled $198,432. As loans are repaid or sold, Carbon II has redeployed capital into acquisitions of additional loans for the portfolio. The Carbon I investment period has expired and no new portfolio additions will occur.

The Company’s investments in the Carbon Capital Funds were as follows:

	June 30, 2007	December 31, 2006
Carbon I	$4,002	$3,144
Carbon II	84,880	69,259
	$88,882	$72,403

Commercial Real Estate Credit Risk

At June 30, 2007, all commercial real estate loans owned directly by the Company and through its investments in the Carbon Capital Funds were performing in line with expectations.

The Company considers CMBS where it maintains the right to control the foreclosure/workout process on the underlying loans as controlling class CMBS (‘‘Controlling Class CMBS’’). The Company did not acquire any U.S. dollar denominated Controlling Class CMBS during the quarter but did acquire one Canadian dollar denominated Controlling Class CMBS transaction during the second quarter of 2007. The Company owned 34 Controlling Class CMBS transactions at June 30, 2007 with an aggregate underlying principal balance of $47,165,332. Delinquencies of 30 days or more on these loans as a percent of current loan balances were 0.34% at June 30, 2007, compared with 0.39% at December 31, 2006.

At June 30, 2007, due to changes in timing of assumed credit losses and prepayments, three CMBS required an impairment charge totaling $1,579. The Company increased its underlying loss expectations for one below investment grade European CMBS, resulting in an impairment charge of $1,321. During the quarter ended June 30, 2007, 45 of the Company’s Controlling Class CMBS with an aggregate adjusted purchase price of $159,637 experienced a weighted average yield increase of 68 basis points and 22 Controlling Class CMBS with an aggregate adjusted purchase price of $176,960 experienced a weighted average yield decrease of nine basis points.

During the three months ended June 30, 2007, seven securities in two of the Company’s Controlling Class CMBS transactions were upgraded by at least one rating agency and one was downgraded. Additionally, at least one rating agency upgraded 21 of the Company’s non-Controlling Class commercial real estate securities and three were downgraded during the three months ended June 30, 2007.

Commercial Real Estate

For the quarter ended June 30, 2007, the Company recorded $8,430 of income, consisting of $69 of current income and $8,361 of unrealized gains on the underlying portfolio assets for its investment in BlackRock Diamond. This represented a yield of 19.5% for the twelve months ended June 30, 2007.

At June 30, 2007, BlackRock Diamond’s portfolio consisted of 57 assets with a total estimated market value of approximately $978,039. BlackRock Diamond is managed by a subsidiary of Anthracite’s Manager and all financial information utilized herein with respect to BlackRock Diamond was reported to the Company by BlackRock Diamond.

Summary of Commercial Real Estate Assets

A summary of the Company’s commercial real estate assets with estimated fair values in local currencies and U.S. dollars at June 30, 2007 is as follows:

	Commercial Real Estate Securities	Commercial Real Estate Loans	Commercial Real Estate Equity	Commercial Mortgage Loan Pools	Total Commercial Real Estate Assets	Total Commercial Real Estate Assets (USD)
USD	$2,302,099	$368,174	$100,915	$1,252,111	$4,023,299	$4,023,299
GBP	£ 39,866	£ 47,996	—	—	£ 87,862	176,282
EURO	€ 42,361	€361,908	—	—	€ 504,269	681,041
Swiss Francs	—	CHF 23,804	—	—	CHF 23,804	19,422
Canadian Dollars	C$ 73,673	—	—	—	C$ 73,673	69,258
Japanese Yen	¥2,200,000	—	—	—	¥2,200,000	17,814
Indian Rupees	—	—	Rs 246,401	—	Rs 246,401	6,050
Total USD Equivalent	$2,661,422	$972,668	$106,965	$1,252,111	$4,993,166	$4,993,166

The Company has an investment in a commercial real estate development fund investing in India. At June 30, 2007, total capital committed was $11,000, of which $6,050 had been drawn. The entity conducts its operations in the local currency, Indian Rupees.

The Company has foreign currency exposure related to its non-U.S. dollar denominated assets. The Company’s primary currency exposures are to the Euro, British Pound Sterling and Canadian Dollars. Changes in currency rates can adversely impact the estimated fair value and earnings of the Company’s non-U.S. holdings. The Company mitigates this impact by utilizing local currency-denominated financing for its foreign investments and foreign currency forward commitments and currency swaps to hedge its net foreign currency exposure. For the three and six months ended June 30, 2007, the Company recorded net foreign currency gains of $1,371 and $2,855, respectively. For the three and six months ended June 30, 2006, the Company recorded net foreign currency gains of $271 and $315, respectively.

Book Value

Net book value per share at June 30, 2007 was $10.14. This was a decrease of 2.0% from $10.35 at December 31, 2006, and an increase of 2.8% from $9.86 at June 30, 2006. This represented a total return, including dividends paid, of 2.9% and 12.9%, respectively, for the six and twelve months ended June 30, 2007. While the Company’s recent vintage CMBS did experience spread widening in the current market environment, the effect was partially offset by the performance of the Company’s seasoned vintages. Therefore, the effect of higher Treasury rates was the main reason for the reduction in book value.

The Company calculates book value per share based on a liquidation value calculation. Below is a calculation of book value per share at June 30, 2007 and 2006, as well as at December 31, 2006 and March 31, 2007.

	6/30/2007	3/31/2007	12/31/2006	6/30/2006
Total Stockholders’ Equity	$794,742	$749,095	$656,109	$620,446
Less:
Series C Preferred Stock Liquidation Value	(57,500)	(57,500)	(57,500)	(57,500)
Series D Preferred Stock Liquidation Value	(86,250)	(86,250)	—	—
Common Equity	$650,992	$605,345	$598,609	$562,946
Common Shares Outstanding	64,194,747	58,322,480	57,830,964	57,096,618
Book Value Per Share	$10.14	$10.38	$10.35	$9.86

Dividend Reinvestment and Stock Purchase Plan

As previously announced, if you are a participant in the Company’s Dividend Reinvestment and Stock Purchase Plan (the ‘‘Plan’’), please note that the dividend reinvestment portion of the Plan has been reinstated for all dividend payments made after September 8, 2006, and for all future dividend payment dates, with a discount of 2%. The optional cash purchase portion of the Plan also has been reinstated for all investment periods commencing after October 1, 2006, with a discount of 1%.

During the three months ended June 30, 2007, the Company issued 17,689 shares under the Plan at a collective weighted average issuance price of $11.73 per share. The optional cash portion of the Plan allowed participants to invest up to $20,000 per month at a 1% discount. The optional cash portion of the Plan represents 6,455 of the shares that were issued during the quarter under the Plan. The remaining 11,234 shares issued under the Plan during the quarter are attributable to the dividend reinvestment portion of the Plan.

To request a prospectus and receive enrollment materials or to ask questions about the Plan, interested investors and stockholders may contact the Company’s transfer agent, American Stock Transfer & Trust Company, at 1-877-248-6416, or Investor Relations, Anthracite Capital, Inc., at 212-810-3333. The Company’s website address is www.anthracitecapital.com.

Earnings Conference Call

The Company will host a conference call on August 8, 2007 at 9:00 a.m. (Eastern Time). The conference call will be available live via telephone. Members of the public who are interested in participating in the teleconference should dial, from the U.S., (800) 374-0176, or from outside the U.S., (706) 679-4634, shortly before 9:00 a.m. and reference the Anthracite Teleconference Call (ID Number 12096556). Please note that the teleconference call will be available for replay beginning at 1:00 p.m. on Wednesday, August 8, 2007, and ending at midnight on Wednesday, August 15, 2007. To access the replay, callers from the U.S. should dial (800) 642-1687 and callers from outside the U.S. should dial (706) 645-9291 and enter conference identification number 12096556.

About Anthracite

Anthracite Capital, Inc. is a specialty finance company focused on investments in high yield commercial real estate loans and related securities. Anthracite is externally managed by BlackRock Financial Management, Inc., which is a subsidiary of BlackRock, Inc. (‘‘BlackRock’’) (NYSE:BLK), one of the largest publicly traded investment management firms in the United States with approximately $1.230 trillion in global assets under management at June 30, 2007. BlackRock Realty Advisors, Inc., another subsidiary of BlackRock, provides real estate equity and other real estate-related products and services in a variety of strategies to meet the needs of institutional investors.

Forward-Looking Statements

This Current Report on Form 8-K, and other statements that Anthracite may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Anthracite’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as ‘‘trend,’’ ‘‘potential,’’ ‘‘opportunity,’’ ‘‘pipeline,’’ ‘‘believe,’’ ‘‘comfortable,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘current,’’ ‘‘intention,’’ ‘‘estimate,’’ ‘‘position,’’ ‘‘assume,’’ ‘‘outlook,’’ ‘‘continue,’’ ‘‘remain,’’ ‘‘maintain,’’ ‘‘sustain,’’ ‘‘seek,’’ ‘‘achieve,’’ and similar expressions, or future or conditional verbs such as ‘‘will,’’ ‘‘would,’’ ‘‘should,’’ ‘‘could,’’ ‘‘may’’ or similar expressions.

Anthracite cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Anthracite assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Anthracite’s SEC reports and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of Anthracite’s assets; (3) the relative and absolute investment performance and operations of BlackRock Financial Management, Inc. (‘‘BlackRock’’), Anthracite’s Manager; (4) the impact of increased competition; (5) the impact of future acquisitions or divestitures; (6) the unfavorable resolution of legal proceedings; (7) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to Anthracite or BlackRock; (8) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries, and Anthracite; (9) the ability of BlackRock to attract and retain highly talented professionals; (10) fluctuations in foreign currency exchange rates; and (11) the impact of changes to tax legislation and, generally, the tax position of the Company.

Anthracite’s Annual Report on Form 10-K for the year ended December 31, 2006 and Anthracite’s subsequent filings with the SEC, accessible on the SEC’s website at www.sec.gov, identify additional factors that can affect forward-looking statements.

To learn more about Anthracite, visit our website at www.anthracitecapital.com. The information contained on the Company’s website is not a part of this Current Report on Form 8-K.

Anthracite Capital, Inc. and Subsidiaries
Consolidated Statements of Financial Condition (Unaudited)
(dollar amounts in thousands)

	June 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$107,716	$66,762
Restricted cash equivalents	19,253	59,427
Residential mortgage-backed securities (‘‘RMBS’’)	129,695	276,343
Commercial mortgage loan pools	$1,252,111	$1,271,014
Commercial real estate securities	2,661,422	2,494,100
Commercial real estate loans, net	972,668	554,148
Commercial real estate	106,965	109,744
Total commercial real estate	4,993,166	4,429,006
Derivative instruments, at fair value	429,809	317,574
Receivable for investments sold	25,000	—
Other assets	81,855	69,151
Total Assets	$5,786,494	$5,218,263
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Short term borrowings:
Secured by pledge of RMBS and cash equivalents	$127,268	$266,731
Secured by pledge of commercial real estate securities	646,559	575,420
Secured by pledge of commercial mortgage loan pools	5,981	6,395
Secured by pledge of commercial real estate loans	247,479	26,570
Total short term borrowings	$1,027,287	$875,116
Long-term borrowings:
Collateralized debt obligations	1,815,679	1,812,574
Secured by pledge of commercial mortgage loan pools	1,231,015	1,250,503
Senior unsecured notes	162,500	75,000
Junior unsecured notes	67,528	—
Junior subordinated notes to subsidiary trust issuing preferred securities	180,477	180,477
Total long term borrowings	3,457,199	3,318,554
Total borrowings	4,484,486	4,193,670
Payable for investments purchased	66,211	23,796
Distributions payable	21,343	17,669
Derivative instruments, at fair value	394,972	304,987
Other liabilities	24,740	22,032
Total Liabilities	4,991,752	4,562,154
Stockholders’ Equity:
Common Stock, par value $0.001 per share; 400,000,000 shares authorized; 64,194,747 shares issued and outstanding in 2007; and 57,830,964 shares issued and outstanding in 2006	64	58
9.375% Series C Preferred Stock, liquidation preference $57,500	55,435	55,435
8.25% Series D Preferred Stock, liquidation preference $86,250	83,267	—
Additional paid-in capital	701,326	629,785
Distributions in excess of earnings	(112,496)	(120,976)
Accumulated other comprehensive income	67,146	91,807
Total Stockholders’ Equity	794,742	656,109
Total Liabilities and Stockholders’ Equity	$5,786,494	$5,218,263

Anthracite Capital, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Income:
Commercial real estate securities	$48,013	$41,847	$93,894	$79,638
Commercial mortgage loan pools	13,002	13,287	26,134	26,513
Commercial real estate loans	22,265	12,492	37,417	24,308
Commercial real estate	8,430	6,155	14,400	11,697
RMBS	1,443	3,080	3,742	6,110
Cash and cash equivalents	939	580	1,863	918
Total Income	94,092	77,441	177,450	149,184
Expenses:
Interest expense:
Short-term borrowings	14,512	16,687	26,691	32,806
Collateralized debt obligations	26,753	18,580	53,424	34,714
Commercial mortgage loan pools	12,409	12,612	24,880	25,278
Senior unsecured notes	1,860	—	3,207	—
Junior unsecured notes	947	—	947	—
Junior subordinated notes	3,439	3,439	6,719	5,659
General and administrative expense	1,519	1,135	2,824	2,238
Management fee	3,868	3,109	7,388	6,160
Incentive fee	3,208	1,538	4,150	2,708
Incentive fee – stock based	939	856	1,648	856
Total Expenses	69,454	57,956	131,878	110,419
Other income (loss):
Net realized and unrealized gain	546	1,272	7,279	2,255
Incentive fee attributable to other income (loss)	287	—	(1,495)	—
Foreign currency gain	1,371	271	2,855	315
Hedge ineffectiveness	(165)	(40)	(56)	575
Loss on impairment of assets	(2,900)	(4,653)	(4,098)	(5,434)
Total other income (loss)	(861)	(3,150)	4,485	(2,289)
Income from Continuing Operations	23,777	16,335	50,057	36,476
Income from Discontinued Operations	—	1,366	—	1,366
Net Income	23,777	17,701	50,057	37,842
Dividends on preferred stock	(3,127)	(1,348)	(5,404)	(2,696)
Net Income available to Common Stockholders	20,650	$16,353	44,653	$35,146
Net Income available to Common Stockholders per share:
Basic	$0.35	$0.29	$0.76	$0.62
Diluted	$0.34	$0.29	$0.76	$0.62
Income from continuing operations per share of common stock, after preferred dividends
Basic	$0.35	$0.26	$0.76	$0.60
Diluted	$0.34	$0.26	$0.76	$0.60
Income from discontinued operations per share of common stock
Basic	—	$0.03	—	$0.02
Diluted	—	$0.03	—	$0.02
Weighted average number of shares outstanding:
Basic	59,568	57,066	58,716	56,870
Diluted	59,891	57,355	58,879	57,016
Dividend declared per share of Common Stock	$0.30	$0.29	$0.59	$0.57

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release, dated August 8, 2007, of the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.
By: /s/ James J. Lillis Name: James J. Lillis Title: Chief Financial Officer
Dated: August 8, 2007